EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Municipal Investment Trust Fund, Multistate Series--301,
Defined Asset Funds (California, Florida, New York and Pennsylvania Trusts):

We consent to the use in this Registration Statement No. 333-12491 of our report dated December 6, 1996, relating to the Statements of Condition of Municipal Investment Trust Fund, Multistate Series--301, Defined Asset Funds (California, Florida, New York and Pennsylvania Trusts) and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, NY
December 6, 1996